                                                                    U.S. SECURITIES AND EXCHANGE COMMISSION
|---------------------|
|        FORM 5       |
|                     |                                                      Washington, D.C. 20549
|---------------------|
                                                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                                     of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*            2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                           (Check all applicable)
                                                                         Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                           ------
                                                                                                                             X  Officer   (give  ___ Other (Specify)
                                                                                                                           ----
Larson              Michael                      J.                                                                                       title
                                                                                                                                          below)
--------------------------------------------------------- ----------------------------------------------------------------
---------------------------------------------------------
(Last)               (First)            (Middle)          3.  IRS or Social Security   4.  Statement for                        Sr.VP and General Manager, Consumer Group
                                                                                                                                ---------------------------------------
                                                              Number of Reporting         Month/Year
20555 SH 249                                                  Person (Voluntary)       Fiscal Year 2000
--------------------------------------------------------- ---------------------------- ----------------------------------- -------------------------------------------------
                                                          -------------- -------------
                            (Street)                                                   5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                          Original                                     Check applicable line)
                                                                                          (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                           -----
Houston                    TX               77070-2698                                                                     ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                  Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------- ------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                     2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                               action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                             Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                            (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                               at End of            Indirect    (Instr. 4)
                                                                                                                               Issuer's
                                                                                       -----------------------------------
                                                                                       ------------- -------- ------------
                                                            Day/                                     (A) or                    Fiscal Year        (I)
                                                            Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                               4)               4)
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                               11/03/2000         A              23.824  A             $31.09                            D
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                               11/17/2000         A              29.679  A             $25.00                            D
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                               12/01/2000         A              34.281  A             $22.80                            D
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                               12/15/2000         A              44.046  A             $17.35                            D
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                               12/29/2000         A              51.471  A             $15.05        47,219              D
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                                                                                  3,598              I        401(K)
--------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                          -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------

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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                  (Print or Type Responses)

===============================================================================================================================================================================

FORM 5 (continued)
                                                 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                         (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ -------------- ------------------- ------------------------- ------------------------- --------- ----------- ----------- -----------
1. Title of      2. Conver-   3. Trans-    4. Transac-      5. Number of      6. Date Exer-             7. Title and Amount of    8. Price  9. Number   10. Owner-  11. Na-
   Derivative      sion or      action       tion Code      Derivative          cisable and Ex-           Underlying Securities     of        of            ship        ture
   Security        Exercise     Date         (Instr. 8)     Securities          piration Date             (Instr. 3 and 4)          Deriv-    Deriv-        of          of In-
   (Instr. 3)      Price of     (Month/                     Ac-quired (A)       (Month/Day/                                         ative     ative         Deriv-      direct
                   Deriv-        Day/                       or Dis-               Year)                                             Secur-    Secur-        ative       Bene-
                   ative         Year)                      posed of (D)                                                            ity       ities         Secu-       ficial
                   Security                                 (Instr. 3, 4,                                                                     Bene-         rity:       Own-
                                                            and 5)                                                                  (Instr.   ficially      Direct      ership
                                                                                                                                    5)        Owned
                                                                              ------------ ------------ ------------ ------------
                                                                                                                                              at End        (D) or
                                                                              Date         Expira-                    Amount or               of            Indi-       (Instr.
                                                                              Exer-        tion            Title      Number of               Year          rect        4)
                                                                              cisable      Date                        Shares                               (I)
                                                                                                                                            (Instr. 4)
                                                                                                                                                        (Instr. 4)
                                                          ---------- --------
                                                             (A)     (D)
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ------------ ------------ --------- ----------- ----------- -----------
Stock Option     $27.38       05/15/2000         A        100,000             05/15/2002   05/15/2010   Common       100,000                100,000     D
(Right to Buy)                                                                    (1)                   Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------              ------------ --------- ----------- ----------- -----------
                 ------------ ------------ -------------- ---------- -------- ------------ ------------ ------------ ------------ --------- ----------- ----------- -----------
Stock Option     $18.10       12/13/2000         A        275,000             01/13/2001   12/12/2010   Common       275,000                275,000     D
(Right to Buy)                                                                    (2)                   Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ------------ ------------ --------- ----------- ----------- -----------
                 ------------ ------------ -------------- ---------- -------- ------------ ------------ ------------ ------------ --------- ----------- ----------- -----------
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ------------ ------------ --------- ----------- ----------- -----------

Explanation of Responses:

(1)    Shares will vest 100% on this date.
(2)    Option is first exercisable on this date and vest
       prorata over 48 months from grant date.

                               /s/ Michael J. Larson                   2/12/2001
                           -------------------------------    ----------------------------
                                Michael J. Larson                        Date
                                      **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.